EXHIBIT 10.1

December 4, 2017

Major League Football

Attention: Frank Murtha

Delivered via email

Dear Mr. Murtha,

I previously served as Chief Operating Officer for Major League Football (“MLFB”) since July 14, 2014.

On that same date, I entered into an employee agreement with our Company that provides for an annual salary of $240,000. Previously because of MLFB’s lack of capital, I agreed to waive all amounts of accrued salary due prior to December 31, 2015, 2016.

Additionally, I am owed $560,000 of compensation that has been accrued by MLFB at April 30, 2017. Based upon the events that have occurred at MLFB, please utilize this correspondence as my agreement to waive the $560,000 of accrued compensation at April 30, 2017 and I agree that no further compensation since April 30, 2017 is due to me.

If you have any questions related to this correspondence, please contact me at your convenience.

Sincerely,

Richard Smith